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Exhibit 99.1

Apex Silver Mines Limited Reports First Quarter 2003 Results

        Denver, May 6, 2003/PRNewswire/ Apex Silver Mines Limited (Amex: SIL) today reported a loss of $1.7 million, or $0.05 per share, for the first quarter of 2003, compared to a loss of $1.1 million, or $0.03 per share for the first quarter of 2002. At March 31, 2003, Apex' cash and cash equivalents amounted to $43.3 million compared to $44.1 million at December 31, 2002. Long term debt remained unchanged at $0.8 million. The higher net loss in the first quarter 2003 compared to the same period of 2002 was primarily attributed to increased insurance premiums and marginally higher third-party costs. Other costs remained approximately the same.

Updated Reserves at San Cristobal

        Following guidelines established by the Securities and Exchange Commission, in December 2002, Apex updated its proven and probable reserve assessment at San Cristobal, the company's 100%-owned flagship silver-zinc open-pit development project located in the Potosi district in southwestern Bolivia. The assessment showed a marked improvement in both the silver grade, which increased by approximately 6%, and the strip ratio, which decreased by approximately 18%. Most importantly, the newly-evaluated silver reserves, calculated on the basis of commodity prices of $4.64 per ounce silver, $0.42 per pound zinc and $0.21 per pound lead, remained essentially the same thus reaffirming strong project fundamentals even at today's historically low commodity prices:

Parameter	Units	December 2002 Update	Original Feasibility
Reserves	Ore Tonnes (Thousands)	218,719	240,271
Silver Grade	Grams per tonne	64.63	60.83
Zinc Grade	%	1.67	1.67
Lead Grade	%	0.59	0.59
In-Situ:
Silver	Ounces (Thousands)	455,800	469,900
Zinc	Pounds (Billions)	7.8	8.8
Lead	Pounds (Billions)	2.8	3.1
Strip Ratio		1.53	1.80

        San Cristobal is one of the premier mining projects in development today. Already one of the largest primary silver deposits in the world, the deposit's dimensions remain open laterally and to depth. In terms of size and cost profile, the San Cristobal project is anticipated to be among the largest and lowest cost producers of silver and zinc in the world. At the designed production rate of 40,000 tonnes of ore per day, San Cristobal is expected to produce concentrates containing approximately 27 million ounces of silver and 570 million pounds of zinc per year in the first five full years of production.

        As a large-scale, open-pit operation, San Cristobal should enjoy an inherently low cost structure. With silver and zinc as co-products, cash operating costs would be attributed to each commodity proportionate to its relative value. Since lead is a by-product of silver production, its value will be credited back to silver costs. For the first five years of production, the average cash operating cost per ounce of silver net of lead by-product credits is expected to be approximately $1.34 and the average cash operating cost per pound of zinc $0.22. Life-of-mine cash costs are now forecast to average approximately $1.95 per ounce of silver and $0.26 per pound of zinc.

        "The economic fundamentals of the San Cristobal project remain remarkably robust even in the current historically low commodity price environment," said Keith Hulley, Apex Silver's Chief Executive Officer. "In light of San Cristobal's exceptional leverage to higher commodity prices, Apex' corporate objective remains the same: to develop the project at a time and in a manner to ensure that its shareholders can reap maximum rewards from an upswing cycle in both silver and zinc. Our company has all the financial and operating flexibility to achieve this objective."

        In addition to its interest in San Cristobal, Apex owns a 280,000-acre (700,000-hectare) exploration property portfolio located primarily in highly prospective precious metals mining districts of Bolivia, Peru and Mexico with significant past and present production history. The company is in the process of commencing a focused drilling and a detailed evaluation campaign on several groups of its exploration properties.

        Since its inception in 1993, Apex Silver has assumed an increasingly important profile within the silver mining sector. Its shares trade on the American Stock Exchange under the symbol "SIL" and are included in the Philadelphia Stock Exchange's Gold and Silver Index, generally referred to as the XAU Index.

        This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the development of its mining development projects as well as its global exploration program. Actual results relating to any and all of these subjects may differ materially from those presented. The company assumes no obligation to update this information. For additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company's Form 10-K filed with the SEC for the year ended December 31, 2002.

        CONTACT: Igor Levental, Vice President Investor Relations and Corporate Development, Apex Silver Mines Corporation, 303-764-9162.

APEX SILVER MINES LIMITED
An Exploration and Development Stage Company

Summary Financial Information

(In thousands of United States dollars, except for per share data

(Unaudited)

	Quarter Ended March 31, 2003	Quarter Ended 31, March 2002
Income and Expenses
Interest and other income	$155	$208
Trading gains/(losses)	20	82
Exploration	(734)	(587)
Administrative	(1,128)	(753)
Amortization and depreciation	(6)	(20)

Net Loss	$(1,693)	$(1,070)

Net loss per Ordinary Share-basic and diluted	$(0.05)	$(0.03)

Weighted average Ordinary Shares outstanding	36,384,879	34,878,363

	03/31/03	12/31/02
SUMMARY BALANCE SHEET DATA
Cash and cash equivalents	$43,303	$44,146
Working capital	41,857	43,262
Property, plant and equipment (net)	94,919	93,781
Notes payable long term	770	770
Shareholder's equity	141,452	141,731

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APEX SILVER MINES LIMITED An Exploration and Development Stage Company Summary Financial Information (In thousands of United States dollars, except for per share data (Unaudited)